Exhibit (a)(18)

 Air Products and Chemicals, Inc.
 7201 Hamilton Boulevard
 Allentown, Pennsylvania 18195-1501

3 August 2000

Re: Air Products and Chemicals, Inc. (the "Company") Form 10-Q Report for the quarter ended 30 June 2000.

Gentlemen/Ladies:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of 30 June 2000, the Company changed from the accrue in advance method of accounting for major maintenance to the expense as incurred method of accounting. According to the management of the Company, this change was made to conform its policy to the position taken by the staff of the Securities and Exchange Commission ("SEC"), whereby the staff has stated that it does not believe the accrue in advance method of accounting is appropriate.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to 30 September 1999. Further, we have not examined and do not express any opinion with respect to your financial statements for the nine months ended 30 June 2000.

Very truly yours,

ARTHUR ANDERSEN LLP